NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
Strong Growth in Deposits and Loans Helps Bank Achieve 20% Growth in 2005 Net Income

EUGENE, OR, January 24, 2006 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the fourth quarter and full year ended December 31, 2005.

2005 Financial Results:
For the year 2005, net income was $9.6 million, up 20.5% from the $7.9 million reported for 2004. Earnings per diluted share for 2005 were $1.05, up 16.7% compared to the $0.90 reported for 2004. Operating revenue, consisting of net interest income plus noninterest income, was $34.3 million, up 16.7% from the $29.4 million reported for 2004. Net interest income for 2005 was $30.2 million, up 21.2% from the $25.0 million reported for 2004, largely as a result of growth in average loans. Noninterest income was down $380 thousand for the year reflecting the decline in service charges and other fees related to deposit accounts. Return on average assets and return on average equity for 2005 were 1.67% and 17.57%, respectively, compared to the 1.71% and 17.26%, respectively, that were reported for 2004. Results for the fourth quarter and full year include one month of operating and financial results from the recent acquisition of Northwest Business Bank.

“From an operating and financial viewpoint 2005 was another highly successful year. Strategically, the successful acquisition of Northwest Business Bank enables additional expansion opportunities in the very attractive Seattle market and the December 2005 opening of our Convention Center office continued our metropolitan Portland market expansion objectives,” commented Hal Brown, president and CEO of Pacific Continental. “Pacific Continental achieved operating success as evidenced by the bank’s strong deposit and loan growth in our Oregon markets. In addition, we were able to further improve the credit quality of the bank’s loan portfolio. These successes helped drive our financial results as reflected in the growth of net income, earnings per share and increased cash dividends for shareholders,” said Brown.

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At December 31, 2005 loans outstanding were $679.0 million. The distribution among the bank’s three primary markets of Lane County, Greater Portland and Greater Seattle was $231.7 million, $294.4 million, and $152.9 million, respectively. Total core deposits at period end were $529.8 million with the distribution among the bank’s three primary markets of Lane County, Greater Portland and Greater Seattle of $379.0 million, $83.0 million, and $67.8 million, respectively.

Pacific Continental’s net interest margin was 5.66% for the year 2005 compared to the 5.78% reported for 2004. While lower than the prior year, Pacific Continental’s net interest margin continues to remain a competitive differentiator for the bank, which has historically achieved net interest margins well above the FDIC reported amounts for peer banks.

Pacific Continental achieved continued improvement in the credit quality of its loan portfolio for the year 2005. Total nonperforming assets, net of government guarantees, at December 31, 2005 were $283 thousand or just 0.04% of total assets compared to $1.4 million or 0.08% of total assets at December 31, 2004. Nonperforming assets consisted of $152 thousand of net nonperforming loans and $131 thousand of other real estate owned. At December 31, 2005, the allowance for loan losses was $7.8 million or 1.15% of outstanding loans compared to $5.2 million or 1.14% of outstanding loans at year-end 2004. As a percentage of net nonperforming loans the bank’s allowance for loan losses was more than fifty-one times the level of the bank’s nonperforming loans at December 31, 2005. Net charge-offs for the year 2005 were 0.10% of average loans compared to 0.08% for 2004. Management believes that the bank’s current reserves for loan losses are sufficient and that subsequent provisions are expected to reflect and support future loan growth.

Fourth Quarter Results:
On November 30, 2005, the company successfully completed its acquisition of Northwest Business Bank. As a result, the fourth quarter 2005 results include one month of combined operations. Investors and other interested parties are encouraged to consider the contributions from the newly acquired Seattle operations when conducting comparisons of 2005 and 2004 fourth quarter results.

Net income for the fourth quarter 2005 was $2.8 million, up 24.1% from the $2.2 million reported for the comparable quarter of 2004. Earnings per diluted share were $0.29 for the current quarter compared to $0.25 for the prior year fourth quarter. Return on assets and return on equity for the current quarter were, 1.67% and 18.40% respectively, compared to the 1.76% and 18.10%, respectively that were reported for the fourth quarter of 2004.

Operating revenue for the fourth quarter 2005 was $9.5 million, up 19.0% over the comparable quarter of the prior year. Net interest income was $8.5 million, up 24.0% over the $6.9 million for the fourth quarter of 2004, as the bank continues to benefit from the loan growth achieved in prior quarters. The net interest margin was 5.63% for the quarter compared to the 5.87% for the fourth quarter 2004.

“Operations in both Oregon and Washington experienced strong core deposit and loan growth during the fourth quarter. We are especially pleased with the progress integrating the Seattle operations and we are already realizing efficiencies from the combination. Conversion of the Seattle core IT systems is still on track for the first quarter 2006. We are truly excited about the growth opportunities within the Seattle market and now, with a significantly larger lending capability, we believe our Seattle market should exhibit the strongest growth profile within our three primary markets. Our indicators of new business opportunities are strong throughout the company and we continue to expand existing as well as new relationships by delivering the high quality, specialized banking services that has become a hallmark of Pacific Continental,” concluded CEO Brown.

Year 2005 Highlights:

•	Successfully completed the acquisition of Northwest Business Bank, opening the way for entry into the large Seattle commercial market.

•	Expanded our Portland operations with the opening of our fourth metropolitan Portland office.

•	Continued to achieve strong core deposit and loan growth in our Oregon markets of Lane county and Portland.

•	Continued to improve the overall credit quality of the bank’s loan portfolio.

•	Achieved another year of strong return on equity and return on assets of 17.57% and 1.67%, respectively, typical of PCBK’s historical performance

•	Paid quarterly cash dividends totaling $0.28 per share, the 21st consecutive year of cash dividends.

•	Named for the fifth consecutive year to the Seattle Times’‘Northwest 100’.

•	Achieved expanded equity research coverage broadening awareness of the company by investors.

Conference Call and Audio Webcast:

Pacific Continental Bank is offering a live conference call and audio Webcast for interested parties relating to its 2005 year-end and fourth quarter results on Tuesday, January 24th at 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page. Alternatively, interested listeners can listen to the conference call by calling (877) 244-9115, referencing “Pacific Continental year-end earnings”.

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through thirteen banking offices in western Oregon and Washington State. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-one years, and since 1979 the company has paid a cash dividend in twenty-six out of twenty-seven years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information on Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward- looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary , particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly on-going compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. In regards to the acquisition of Northwest Business Bank completed on November 30, 2005, it may be more difficult, costly and/or time-consuming to combine the two companies than the parties anticipate, thereby creating disruption and difficulties during the integration process. In addition, the combined company may fail to realize projected cost savings and revenue enhancement and the accretive effect of the acquisition on Pacific Continental's earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Pacific Continental Corporation
Consolidated Statements of Income
For the Years Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-05	31-Dec-04
Interest income	$39,593	$29,425
Interest expense	$9,353	$4,473
Net interest income	$30,240	$24,952
Provision for loan losses	$1,100	$500
Noninterest income	$4,083	$4,463
Noninterest expense	$18,134	$16,041
Income before taxes	$15,089	$12,874
Taxes	$5,511	$4,925
Net income	$9,578	$7,949

Earnings per share
Basic	$1.08	$0.93
Fully diluted	$1.05	$0.90

Outstanding shares at period end	10,233,580	8,655,535
Outstanding shares, year-to-date average (basic)	8,885,181	8,572,526
Outstanding shares, year-to-date average (diluted)	9,140,757	8,808,149

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-05	31-Dec-04
Interest income	$11,697	$8,235
Interest expense	$3,150	$1,341
Net interest income	$8,547	$6,894
Provision for loan losses	$300	$200
Noninterest income	$970	$1,102
Noninterest expense	$5,191	$4,201
Income before taxes	$4,026	$3,595
Taxes	$1,272	$1,376
Net income	$2,754	$2,219

Earnings per share
Basic	$0.30	$0.26
Fully diluted	$0.29	$0.25

Outstanding shares, quarter average (basic)	9,307,691	8,640,405
Outstanding shares, quarter average (diluted)	9,591,642	8,958,675

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except per share data)
	For Period End		For Quarter End
Balance Sheet	31-Dec-05	31-Dec-04	31-Dec-05	31-Dec-04
Loans at period end	$678,964	$459,040
Real estate secured loans	$505,151	$339,247
Commercial loans	$158,787	$105,098
Other loans	$15,026	$14,695
Allowance for loan losses at period end	$7,792	$5,224
Allowance for loan commitments included in liabilities	$301	$182
Core deposit intangible at period end	$1,542	$0
Goodwill at period end	$22,152	$276
Assets at period end	$791,685	$516,630
Core Deposits at period end	$529,794	$381,601
Total deposits at period end	$604,271	$403,791
Stockholders' equity at period end	$81,412	$49,392

Loans, average	$507,238	$403,998	$572,897	$440,639
Earning assets, average	$533,929	$431,349	$602,615	$467,507
Assets, average	$573,717	$463,509	$652,777	$502,420
Core deposits, average	$425,716	$352,693	$477,232	$379,258
Total deposits, average	$461,013	$379,619	$521,787	$407,821
Stockholders' equity, average	$54,528	$46,043	$59,373	$48,772

Financial Performance
Return on average assets	1.67%	1.71%	1.67%	1.76%
Return on average equity	17.57%	17.26%	18.40%	18.10%
Net interest margin	5.66%	5.78%	5.63%	5.87%
Efficiency ratio	52.83%	54.53%	54.54%	52.54%
Earnings per share
Basic	$1.08	$0.93	$0.30	$0.26
Fully diluted	$1.05	$0.90	$0.29	$0.25

Loan Quality
Loan charge offs	$636	$516	$132	$161
Loan recoveries	($124)	($197)	($53)	($88)
Net loan charge offs (recoveries)	$512	$319	$79	$73

Non-accrual loans	$180	$1,004
90-day past due	$0	$213
Gross nonperforming loans	$180	$1,217
Government guarantees on
non-accrual and 90-day past due	($28)	($101)
Net nonperforming loans	$152	$1,116

Foreclosed property	$131	$262
Nonperforming assets, net of govt. guarantees	$283	$1,378

Loan Quality Ratios
Net nonperforming loans to total loans	0.02%	0.24%
Nonperforming assets to total assets	0.04%	0.27%
Allowance for loan losses to net nonperforming loans	5126.32%	468.10%
Annualized net loan charge offs to average loans	0.10%	0.08%
Allowance for loan losses to total loans	1.15%	1.14%

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